Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-196099 on Form S-1 of our report dated April 3, 2014 (May 19, 2014 as to the immaterial restatement disclosed in Note 2) relating to the combined financial statements of NextEra Energy Partners, LP (Predecessor) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the basis of presentation of the combined financial statements), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boca Raton, Florida

June 18, 2014